Exhibit 99.2

Proposed Business Combination with Ackrell SPAC Partners I Co. (NASDAQ: ACKIU) DECEMBER 2021 INVESTOR PRESENTATION PROPRIETARY AND CONFIDENTIAL

Disclosures – This presentation is being provided for informational purposes only and has been prepared to assist interested parties in making their own evaluation with respect to a potential business combination (the “proposed business combination”) between North Atlantic Imports, LLC d/b/a Blackstone Products (the “Company”) and Ackrell SPAC Partners I Co . (“Ackrell”) . Neither this presentation, nor any of the information contained herein, is intended to be used by the recipient for any other purpose or distributed to any third party without the express written consent of the Company . The information contained herein does not purport to be all - inclusive and none of Ackrell, the Company or their respective affiliates or representatives makes any representation or warranty, express or implied, as to the accuracy, completeness or reliability of the information contained in this presentation . The contents herein are not to be construed as legal, business or tax advice, and the recipient should consult its own attorney, business advisor and tax advisor as to legal, business and tax advice . Forward - Looking Statements – This presentation contains “forward - looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 . Actual results may differ from their expectations, estimates and projections and, consequently, you should not rely on these forward - looking statements as predictions of future events . For example, projections of future net revenue, gross profit, gross margin, Adjusted EBITDA and other metrics are forward - looking statements . In some cases, you can identify forward - looking statements through the use of words or phrases such as “may”, “should”, “could”, “predict”, “potential”, “believe”, “will likely result”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would” and “outlook”, or the negative version of those words or phrases or other comparable words or phrases of a future or forward - looking nature, but the absence of such words does not mean that a statement is not forward - looking . These forward - looking statements are not historical facts and are based upon estimates and assumptions that, while considered reasonable by Ackrell and its management, and the Company and its management, as the case may be, are inherently uncertain . Factors that may cause actual results to differ materially from current expectations include, but are not limited to those listed in Appendix A : (1) the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the proposed business combination ; (2) the outcome of any legal proceedings that may be instituted against Ackrell, the Company, the combined company or other following the announcement of the proposed business combination and any definitive agreements with respect thereto ; (3) the inability to complete the proposed business combination due to the failure to obtain approval of the shareholders of Ackrell, to obtain financing to complete the proposed business combination or to satisfy other conditions to closing ; (4) changes to the proposed structure of the proposed business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the proposed business combination ; (5) the ability to meet stock exchange listing standards following the consummation of the proposed business combination ; (6) the risk that the proposed business combination disrupts current plans and operations of Ackrell or the Company as a result of the announcement and consummation of the proposed business combination ; (7) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition and the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and retain its management and key employees ; (8) costs related to the proposed business combination ; (9) changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain regulatory approvals required to complete the proposed business combination ; (10) the Company’s estimates of expenses and profitability and underlying assumptions with respect to stockholder redemptions and purchase price and other adjustments ; (11) the Company's inability to increase outdoor cooking market penetration or expand the categories for outdoor cooking ; (12) the addressable market the Company intends to target does not grow as expected ; (13) increased regulatory costs and compliance requirements in connection with any international or product line expansion ; (14) the Company's inability to expand and diversify its supply chain ; (15) the loss of any key executives ; (16) the loss of any relationships with key retailers ; (17) the loss of any relationships with key suppliers ; (18) the inability to protect the Company's patents and other intellectual property ; (19) lower than expected attachment rate and cross - selling capabilities for new products ; (20) new technologies that compete with the Company in the griddle market and other outdoor cooking markets ; (21) the inability to increase engagement with end - users via social media or other digital channels ; (22) fluctuations in sales of the Company’s major customers ; (23) the Company’s ability to execute its business plans and strategy ; (24) the Company’s ability to maintain sufficient inventory and meet customer demand ; (25) the Company’s inability to deliver expected cost and manufacturing efficiencies ; and (26) other risks and uncertainties indicated from time to time in other documents filed or to be filed with the SEC by Ackrell . You are cautioned not to place undue reliance upon any forward - looking statements, which speak only as of the date on which they are made, and neither Ackrell nor the Company undertakes any obligation to publicly update or revise any forward - looking statement, whether as a result of new information, future developments or otherwise, except as required by law . Financial Data and Use of Projections ; Non - GAAP Financial Measures – The historical financial data included in this presentation does not conform to Regulation S - X . In addition, the historical financial information included herein (i) may not include all adjustments required by the generally accepted accounting principles in the United States (“GAAP”) under the Public Company Accounting Oversight Board (“PCAOB”) standard, and (ii) is preliminary and subject to change, including in connection with the audit of the Company’s financial statements under the PCAOB standard for its fiscal years ended December 31 , 2018 , 2019 and 2020 , which has not been completed . The Company’s independent registered public accounting firm, Marcum LLP, has not audited or reviewed, and does not express an opinion with respect to, any of the financial information or data included in this presentation . Such information and data may not be included in, may be adjusted in or may be presented differently in any proxy statement, registration statement or prospectus to be filed with the SEC . This presentation contains projected financial information for the Company with respect to certain financial metrics for the Company . Neither Ackrell’s nor the Company’s independent auditors have audited, studied, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this presentation, and, accordingly, they did not express an opinion or provide any other form of assurance with respect thereto for the purpose of this presentation . These projections are forward - looking statements and should not be relied upon as being necessarily indicative of future results . The assumptions and estimates underlying such projections are inherently uncertain and subject to a wide variety of significant business, economic, competitive and other risks and uncertainties . See “Forward - Looking Statements” above . Actual results may differ materially from the results contemplated by the projections contained in this presentation, and the inclusion of such information in this presentation should not be regarded as a representation by any person that the results reflected in such projections will be achieved . Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year . In addition, this presentation includes references to non - GAAP financial measures, including but not limited to EBITDA and Adjusted EBITDA . Such non - GAAP measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP . Additionally, to the extent that forward - looking non - GAAP financial measures are provided, they are presented on a non - GAAP basis without reconciliations of such forward - looking non - GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation . DISCLAIMER 2

Financial Data and Use of Projections ; Non - GAAP Financial Measures (continued ) – The Company believes that these non - GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company's financial condition and results of operations . The Company believes that the use of these non - GAAP financial measures provides an additional tool for investors to use in evaluating actual and projected operating results and trends in and in comparing the Company's financial measures with other similar companies, many of which present similar non - GAAP financial measures to investors . The principal limitation of these non - GAAP financial measures is that they exclude significant expenses and other amounts that are required by GAAP to be recorded in the Company's financial statements . In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and other amounts are excluded or included in determining these non - GAAP financial measures . You should review the Company's audited financial statements, which will be included in the registration statement relating to the proposed business combination . Industry and Market Data – Unless otherwise indicated, information contained in this presentation concerning the Company’s industry, competitive position and the markets in which it operates is based on information from independent industry and research organizations, other third - party sources and management estimates . Management estimates are derived from publicly - available information released by independent industry analysts and other third - party sources, as well as data from the Company’s internal research, and are based on assumptions made by the Company upon reviewing such data, and the Company’s experience in, and knowledge of, such industry and markets, which the Company believes to be reasonable . While the Company believes that such third - party information is reliable, the Company has not independently verified, and makes no representation as to the accuracy or completeness of, such third - party information . In addition, projections, assumptions and estimates of the future performance of the industry in which the Company operates and the Company’s or the combined entity’s future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described above . These and other factors could cause results to differ materially from those expressed in the estimates made by independent parties and by the Company . Trademarks – The trademarks, service marks, trade names and copyrights included herein are the property of the owners thereof and are used for reference purposes only . Such use should not be construed as an endorsement of the products or services of the Company or Ackrell . No Offer or Solicitation – This presentation does not constitute (i) a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination, or (ii) an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction . No offering of securities shall be made except by means of a prospectus meeting the requirements of the U . S . Securities Act . Important Information for Investors and Stockholders – In connection with the proposed business combination, Ackrell intends to file with the SEC a registration statement on Form S - 4 , which will include a proxy statement to be distributed to Ackrell stockholders in connection with Ackrell’s solicitation of proxies for the vote by Ackrell’s stockholders with respect to the proposed business combination and other matters to be described therein, as well as the prospectus relating to the offer of the securities to be issued to the Company’s stockholders in connection with the completion of the proposed business combination . This presentation does not contain all the information that should be considered in the proposed business combination . It is not intended to form any basis of any investment decision or any other decision in respect to the proposed business combination . Ackrell stockholders and other interested persons are advised to read the definitive proxy statement/prospectus and any amendments thereto, when available, in connection with Ackrell’s solicitation of proxies for the special meeting to be held to approve the transaction contemplated by the proposed business combination because the materials will contain important information about the Company, Ackrell, and the proposed transactions . The definitive proxy statement/prospectus will be mailed to Ackrell stockholders as of a record date to be established for voting on the proposed business combination when it becomes available . Stockholders will also be able to obtain a copy of the proxy statement/prospectus, including any amendments thereto, once they are available, without charge, at the SEC’s website at www . sec . gov or by directing a request to Ackrell at 2093 Philadelphia Pike # 1968 Claymont, DE 19703 . Additionally, all documents filed with the SEC can be found on Ackrell’s website, www . ackrellspac . com . Participants in the Solicitation – The Company and Ackrell and their respective directors and officers and other members of management and employees may be deemed participants in the solicitation of proxies in connection with the proposed business combination . Ackrell stockholders and other interested persons may obtain, without charge, more detailed information regarding directors and officers of Ackrell in Ackrell’s Annual Report on Form 10 - K for the fiscal year ended December 31 , 2020 , which was filed with the SEC on March 31 , 2021 . Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies from Ackrell’s stockholders in connection with the proposed business combination will be included in the definitely proxy statement/prospectus the Ackrell intends to file with the SEC . Risk Factors – For a non - exhaustive description of the risks relating to an investment in the proposed business combination, please review “Risk Considerations” in Appendix A . The distribution of this presentation may also be restricted by law and persons into whose possession this presentation comes should inform themselves about and observe any such restrictions . The recipient acknowledges that it is (a) aware that the United States securities laws prohibit any person who has material, non - public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (b) familiar with the Securities Exchange Act of 1934 , as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), and that the recipient will neither use, nor cause any third party to use, this presentation or any information contained herein in contravention of the Exchange Act, including, without limitation, Rule 10 b - 5 thereunder . Neither the SEC nor any securities commission or other regulatory authority of any other U . S . or non - U . S . jurisdiction has approved or disapproved of the proposed business combination contemplated hereby or determined that this presentation is truthful or complete . Any representation to the contrary is a criminal offense . DISCLAIMER – CONTINUED 3

TABLE OF CONTENTS 1 Executive Summary 2 Business Overview 3 Financials 4 Transaction Overview 5 Closing Remarks 6 Appendix

TODAY’S PRESENTERS Roger Dahle Founder & Chief Executive Officer James McCormick Chief Financial Officer 5 Scott Stevenson Vice President, Marketing Jonathan Leong Advisor Blackstone Products Ackrell SPAC Partners I Co.

Source: Company information. | (1) EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA are non - GAAP metrics. Adjusted EBITDA is calculated as EBITDA adjusted for certain items, including non - cash compensation expense, fees related to customer account receivable finance programs and one - time or other non - recurring expenses (such as legal expenses and other fees and expenses related to the proposed business combination). These metrics are not meant as an alternative for net income (loss) or any other items calculated in accordance with GAAP; (2) Per FactSet as of December 17, 2021; (3) Pro forma ownership (i) includes approximately 17.6 million RSUs expected to be awarded to Roger Dahle with annual cliff vesting over a 7 year period commencing on the third anniversary of the consummation of the proposed business combination, and (ii) assumes downsid e p rotection feature is not triggered, see p.39 for further details and assumptions; (4) Assumes no redemptions, see p.39 for further details and assumptions. PROPOSED TRANSACTION SUMMARY Transaction ▪ Ackrell has proposed to enter into a business combination with North Atlantic Imports, LLC d/b/a Blackstone Products (“Blackstone” or the “Company”), a leading producer of griddles and accessories for outdoor cooking use, headquartered in Logan, UT ▪ Transaction is expected to close in Q2 2022 ▪ Post - closing, the Company will retain the Blackstone name ▪ Company is expected to trade under the ticker “BLKS” Valuation ▪ Transaction implies a pro forma enterprise value of $900 M ▪ 11.1x 2022E adjusted EBITDA 1 of $81M ▪ Implies ~28% discount to Traeger’s current valuation and ~37% discount to Traeger’s valuation at IPO 2 ▪ Existing Blackstone shareholders will receive 71% of the pro forma equity 3 Capital Structure ▪ Transaction will be funded by a combination of Ackrell cash held in trust, equity roll - over from existing Blackstone ownership and proceeds from the PIPE and convertible offering ▪ Transaction expected to result in ~$95M 4 net proceeds to Blackstone to be used to invest in further marketing efforts, new product development and international expansion ▪ Strong balance sheet with positive working capital and ~$120M 4 net debt post - closing 6 Ackrell SPAC Partners Overview Transaction Summary ▪ Ackrell SPAC Partners I Co. (“Ackrell”) is a Nasdaq - listed SPAC formed to complete a combination with a branded consumer goods business ▪ Public since December 21, 2020 under the ticker “ACKIU” ▪ Has $139M in cash in trust, which can be used by the merger partner as growth capital, to repay debt or for shareholder payments ▪ Seeking a privately - held, high - growth merger partner with an enterprise value of $500M - $1B+ ▪ Stable and / or growing revenue ▪ Branded products and / or a strong distribution platform ▪ Management team with strong integrity, character and ethics, with the skill to operate a public company and with a commitment to long - term value creation ▪ Shareholders that want to stay invested in the company and participate in future growth

1 EXECUTIVE SUMMARY

8 Make outdoor cooking ACCESSIBLE to all, for EVERY MEAL Create an EXPERIENCE ,not just sell a product Bringfamilies and communities TOGETHER DEFINE and lead the griddle category Deliver unbeatable QUALITY to our customers Unlock food VARIETY

BLACKSTONE

BLACKSTONE AT A GLANCE

Blackstone by the Numbers

$458M 2021E Net Revenue	**$608M** 2022E Net Revenue	**72% | 37%** '16-'20[1] | '21E-'24E Net Revenue CAGR
$58M 2021E Adjusted EBITDA[4]	**$81M** 2022E Adjusted EBITDA[4]	**78**[2,3] Net Promoter Score *(vs. 60-70 for Competitors)*[5]
80% Griddle Market Share[3]	**6.7M** Griddles Sold 2016 - 2021E *(Including 2.5M Griddles in 2021E)*	**24** Registered Patents With Additional 31 Pending

Key Product Categories

Griddles



75% of 2021E Net Revenue

Branded Accessories



21% of 2021E Net Revenue

Branded Consumables



4% of 2021E Net Revenue

Key Retailer Categories

Major Outdoor Cooking Market Retailers

Walmart, Lowe's, amazon

Independent & Club Retailers

ACE, Dick's Sporting Goods, sam's club

Specialist Retailers & Others

Camping World, Dunham's Sports, Tractor Supply Co

Source: Company information. | (1) Derived from the Company's financial statements audited pursuant to GAAP in accordance with private company audit standards. The Company is in process of completing an audit of its financial statements in accordance with PCAOB audit standards for its fiscal years ended December 31, 2018, 2019 and 2020; (2) NPS of 78 across customers and 76 for broader market; (3) Per Burshek Research & Consulting; (4) EBITDA and Adjusted EBITDA are non-GAAP metrics. Adjusted EBITDA is calculated as EBITDA adjusted for certain items, including non-cash compensation expense, fees related to customer account receivable finance programs and one-time or other non-recurring expenses (such as legal expenses and other fees and expenses related to the proposed business combination). These metrics are not meant as an alternative for net income (loss) or any other items calculated in accordance with GAAP; (5) Per competitors' filings.

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REDEFINING OUTDOOR COOKING Source: Company information. Blackstone griddles are both penetrating the traditional outdoor cooking market and expanding the category 10 Increase Outdoor Cooking Market Penetration Expand the Category Expand the Category Increase Outdoor Cooking Market Penetration MARKET POSITIONING Increase awareness of the advantages of the Blackstone griddle vs. alternative outdoor cooking methods, e.g., variety, convenience, speed BRAND AWARENESS Enhance awareness of the Blackstone brand and the aspirational qualities it inspires PRODUCT EXPANSION Enhance the customer experience to penetrate adjacent categories such as branded accessories and consumables WINNING MORE MEALS Expand beyond traditional grill food to inspire consumers and further integrate Blackstone into their lives – 3 meals/day , 365 days/year = 1,095 m eals! NEW PRODUCTS AND USERS Drive innovation to unlock food variety and attract new households and demographics to the category, e.g ., families, women, additional cultures NEW MARKETS Leverage cross - cultural appeal of the griddle to expand internationally

MARKET OPPORTUNITY Source: Company information, Burshek Research & Consulting and U.S. Census Data. | (1) Estimated based on census data and survey analysis; (2) The percentage of current TAM and SAM that Blackstone has reached with its products is based on an installed base of approximately 4.1M Blackstone griddles sold in the U.S. from 2016 to 2020; (3) Based on U.S. TAM and a 793 non - customer survey in 2020 in which 80 % of respondents expressed moderate to high likelihood of purchasing a Blackstone product; (4) Derived from top - down analysis of 2019 revenue of leading outdoor cooking companies. Large and underpenetrated U.S. and international addressable market Addressable market expected to continue to grow, driven by Blackstone’s unique customer proposition 11 TAM Total Addressable Market: U.S. households that own an outdoor appliance and use it at least once a year SAM Serviceable Addressable Market : U.S. households that use an outdoor appliance at least once a year with interest in purchasing a Blackstone product 140M Blackstone Penetration 2 : 3% 83M Blackstone Penetration 2 : 5% United States 1 Global $5,700M TAM 66M 3 Blackstone Penetration 2 : 6% Total U.S. Households Reflects estimate that the $2,850M U.S. total addressable market 4 represents 50% of the global market $458M Griddle expected to double share of U.S. outdoor cooking market from 8% in 2019 to 16% by 2023E Griddle expected to expand traditional outdoor cooking industry Increasing awareness of the griddle and the Blackstone brand U.S. population expected to grow by 2.0M people per year through 2060E Key Trends

BLACKSTONE

KEY INVESTMENT HIGHLIGHTS

1 Dominant Position in Rapidly Growing Griddle Category

Created the category of at-home outdoor griddle cooking that is expected to continue to grow rapidly

80% Of U.S. griddle market share

2x Growth of griddle market share of total outdoor cooking category 2019 – 2023E

2 Lifestyle Brand with Passionate and Engaged Consumer Community

Blackstone is an enthusiast brand that the Company believes is synonymous with the griddle category

76% Of customers (and aware non-customers) have positive brand impression

620K+ Followers across major social media platforms

3 Driver of New Product Development

Leading category innovation with strong future pipeline of new products and features

24 Patents and 31 additional patents pending

5 New product lines in development, with enhancements planned for numerous existing lines

4 Proven Go-to-Market Strategy

Deep relationships with key retailers across channels

87% Of 2020 net revenue from customers of >5 years

50%+ Of Walmart outdoor cooking category shelf-space[1]

5 Strong Historical Financial Performance

Strong historical top-line growth and high cash generation

72% 2016 – 2020 net revenue CAGR[2]

98% 2020 cash conversion[2,3,4]

6 Significant White Space for Growth

Attractive future growth prospects driven by strategic initiatives, such as increasing market penetration and expanding internationally

37% 2021E – 2024E net revenue CAGR

~17% 2024E adjusted EBITDA margin[4]

7 Founder-Led Management Team

Dedicated management team led by founder Roger Dahle

13 Years spent by Roger Dahle at the helm

45% Roger Dahle pro forma ownership[5]

Source: Company information and Burshek Research & Consulting. | (1) Company estimate; (2) Derived from the Company's financial statements audited pursuant to GAAP in accordance with private company audit standards. The Company is in process of completing an audit of its financial statements in accordance with PCAOB audit standards for its fiscal years ended December 31, 2018, 2019 and 2020; (3) Calculated as (Adjusted EBITDA – CapEx) / Adjusted EBITDA; (4) EBITDA and Adjusted EBITDA are non-GAAP metrics. Adjusted EBITDA is calculated as EBITDA adjusted for certain items, including non-cash compensation expense, fees related to customer account receivable finance programs and one-time or other non-recurring expenses (such as legal expenses and other fees and expenses related to the proposed business combination). These metrics are not meant as an alternative for net income (loss) or any other items calculated in accordance with GAAP; (5) Pro forma ownership (i) includes approximately 17.6 million RSUs expected to be awarded to Roger Dahle with annual cliff vesting over a 7 year period commencing on the third anniversary of the consummation of the proposed business combination, and (ii) assumes downside protection feature is not triggered, see p.39 for further details and assumptions.

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2 BUSINESS OVERVIEW

MEET BLACKSTONE The leading griddle brand that is redefining the outdoor cooking experience 14

Source: Company information. | (1) Projected attachment rate in 2022E. We believe that Blackstone has a m arket leading griddle portfolio complemented by a broad range of higher - margin branded accessories and consumables BROAD AND HIGH QUALITY PRODUCT PORTFOLIO 15 75% of 2021E Net Revenue Gross Margin: ~17% Gross Margin: ~31% Gross Margin: ~22% 4 % of 2021E Net Revenue 21% of 2021E Net Revenue $343M 2021E Net Revenue $96M 2021E Net Revenue $19M 2021E Net Revenue

BLACKSTONE

GROWING PREMIUMIZATION OF PRODUCT PORTFOLIO

Expanding griddle portfolio with increasing premium offering and broadening customer base

	THE ORIGINAL BLACKSTONE GRIDDLE	ADVENTURE Ready	PRO SERIES	GRIDDLE PLUS BY BLACKSTONE	E-SERIES BY BLACKSTONE	BLACKSTONE Culinary	patio COLLECTION
Year	2008+	2018	2018	2019	2020	2020	2021
Description	The original, classic line of Blackstone griddles designed for the outdoor lifestyle indulgent	The on-the-go, portable and travel-light version, ready for anything, anywhere; built for the outdoors and beyond	Designed as the perfect home base companion to the world traveler and enthusiast	The family-friendly edition, with a little something for everybody and versatile use across your food	Created to bring the outdoor griddle cooking style inside	Built for the culinary artiste, with a bevy of additional features for the full chef experience	For the adventurous, family-oriented millennial who needs both a quick weekday meal and a weekend BBQ
							
PRICE RANGE	$149 - $447	$79 - $199	$379 - $597	$329 - $815	$149 - $259	$139 - $699	$699 - $999
TARGET CUSTOMER	Age: ~50 Yearly Income: $50k Family Size: ~4	Age: ~35 Yearly Income: $60k Family Size: ~3	Age: ~60 Yearly Income: $100k Family Size: ~6+	Age: ~40 Yearly Income: $70k Family Size: ~4	Age: ~45 Yearly Income: $85k Family Size: ~5	Age: ~55 Yearly Income: $85k Family Size: ~4	Age: ~40 Yearly Income: $80k Family Size: ~3
KEY RETAILERS	amazon, DICK'S, ACE	Walmart	Walmart	Walmart	Walmart	LOWE'S	ACE, TRACTOR SUPPLY CO

Source: Company information. | Note: OTG, RV / Camp and Culinary Pro product lines not shown.

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Source: Company information. Original content, live events, branded channels, social media – all working together to create excitement and community around a fresh cooking experience A NEW COOKING PLATFORM THAT’S IGNITING A MEDIA MOVEMENT 17 Original Content For a fun new way to cook Branded Channels Expanding digital distribution to go directly to our audience Live Events Building excitement while creating community Social Media An energized digital community hungry for content > 1.5 million Griddle g roup members > 140 thousand Blackstone followers > 4 9 0 million #blackstone views > 100 thousand Blackstone subscribers

BLACKSTONE

FAVORABLE BRAND EQUITY POSITIONING

Enthusiast brand with high distinctiveness and centrality versus peers

2021 Brand Perception


"Unconventional"
"Aspirational"
"Peripheral"
"Mainstream"
BLACKSTONE
Weber
Coleman
Traeger
Camp Chef
Pit Boss
NexGrill
Distinctiveness¹
Centrality²

Key Brands in the Category

	Category	Portability	Power / Heat
BLACKSTONE	Griddle	Portable + Fixed	Gas, Electric
TRAEGER	Smoker	Fixed	Electric
weber	Grill, Smoker	Portable	Gas, Charcoal
CAMP CHEF	Griddle, Smoker	Portable	Gas, Electric
Coleman	Griddle	Ultra-Portable	Gas
	Grill, Smoker	Fixed	Gas, Charcoal, Electric
NEXGRILL	Griddle, Grill, Smoker	Portable	Gas, Charcoal, Electric

Source: Company information and Burshek Research & Consulting. | (1) Based on the survey question to Blackstone's core target market: "Rate each of the following brands for how distinct they are in the outdoor cooking appliance category"; (2) Based on the survey question to Blackstone's core target market: "Rate each of the following brands for how much they define the outdoor cooking appliance category."

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Product Ease of Use Speed of Cook Meals Breakfast Lunch Dinner GRIDDLE x x x GAS GRILL - x x CHARCOAL GRILL - x x SMOKER - - x Source: Company information. | Note: Illustrative comparative assessment. WHY THE GRIDDLE? x Convenient and easy to use x Fast and fun x Simple to clean, fewer dishes x Cooks the largest variety of food x Versatile (3 meals/day , 365 days/year = 1,095 meals) x Communal x Portable 19 = hardest / longest = easiest / fastest

BLACKSTONE

DISRUPTIVE GRILLING METHODS EXPECTED TO DRIVE MARKET GROWTH

Griddle market following similar trajectory to pellets, with Blackstone driving the growth

Evolution of U.S. Outdoor Cooking Market


Early market dominated by traditional gas and charcoal grills
Increasing penetration of new outdoor cooking methods: first pellet grills, now griddles
10%
30%
60%
8%
15%
7%
20%
50%
16%
20%
6%
15%
43%
Griddle
Pellet Grill
Other
Charcoal Grill
Gas Grill
2005 - 2014
2019
2023E

Key Peers Net Revenue Evolution ($M)


'17 - '20 CAGR
'19 - '20 Growth
Segment Market Share
Weber3,4
n.a.
$704
$715
$881
12%1
23%
23%2
Traeger
$262
$2926
$363
$546
28%
50%
54%5
Blackstone7
$67
$109
$153
$293
63%
92%
80%5
2017
2018
2019
2020

Source: Company information, broker research, filings and Burshek Research & Consulting. | (1) Reflects 2018 to 2020 net revenue CAGR; (2) Per Weber S-1 filing, represents Weber U.S. market share of outdoor cooking market; (3) Includes Americas net sales only; (4) Net revenue for respective fiscal years ended September 30; (5) Per Burshek Research & Consulting studies. For Traeger, represents estimated market share of U.S. pellet grill category. For Blackstone, represents estimated market share of U.S. griddle category; (6) Per Wall Street research; (7) Derived from the Company's financial statements audited pursuant to GAAP in accordance with private company audit standards. The Company is in process of completing an audit of its financial statements in accordance with PCAOB audit standards for its fiscal years ended December 31, 2018, 2019 and 2020.

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Source: Company information. Defensible market position driven by first mover advantage and intellectual property portfolio TECHNOLOGY MEETS INNOVATION Blackstone holds 24 registered patents with a further 31 pending (which the Company believes is by far the most in the griddle category ) Blackstone believes that its dedicated in - house product development team continues to drive category innovation, with a long pipeline of new products and features Demonstrated First Mover Advantage Blackstone believes that it created the griddle market and continues to lead on innovation 21 Rear Grease Management System Gas & Electric Air Fryers Side Shelf Cutout

Ongoing innovation focused on product premiumization and increasing average ticket size CURRENT INNOVATION PIPELINE 22 Multiple additional products and features in early stages of development Existing Product Innovation New Product Introductions Adjacent Product Innovation Market Expansion Enhance existing portfolio with new technology, functionality and aesthetics Expand product portfolio into premium, higher price products Supplement griddles with range of products to drive recurring revenue and higher margins Leverage market leading griddle technology and experience to expand product range into alternative uses Design Updates Pizza Ovens E - Series Consumables Commercial / Food Service Accessories Technology Source: Company information.

DEEP CUSTOMER RELATIONSHIPS ACROSS MULTIPLE CHANNELS Long - standing relationships with the key retailers Penetration of Largest Retailers Unique Access to the Broader Channel Set Major Outdoor Cooking Market Retailers Independent & Club Retailers Specialist Retailers & Others (% of 2020 Net Revenue) 23 (% of 2020 Net Revenue by Customer Tenure) ~75% of Net Revenue ~15% of Net Revenue ~10% of Net Revenue 5+ years 2 5+ 5+ 4 5+ 3 4 5+ 5+ 2 5+ 4 5+ 2 2 5+ 2 5+ 5+ 3 4 3 4 5+ (# Years Relationship) Top Customer 57% Top 2 - 5 Customers 23% DTC 5% Other 15% <5 Years 13% >5 Years 87% Source: Company information.

Identified and actionable opportunities to grow domestically and internationally PILLARS OF GROWTH STRATEGY Further Market Penetration ▪ Continue to grow awareness of griddle cooking and the Blackstone brand ▪ Further penetrate the addressable market International Expansion ▪ Expand into new international markets across Europe, Asia and Latin America ▪ Leverage broad multi - cultural appeal of griddle cooking ▪ Build on demonstrated demand 24 New Product Development Exclusive Lines Product Segments Premium Lines Customer Segments Mobile Lines ▪ Extend product line based on new technologies and designs ▪ Develop higher ticket and / or margin products, such as pizza ovens and additional accessories and consumables ▪ Leverage digital customer engagement to increase proportion of DTC sales ▪ Further own and deepen relationships with the end - user Direct - To - Consumer

0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% Broilmaster Dyna Glo Camp Chef Blue Rhino Broil King Green Egg BBQ Pro CharGriller Traeger Pit Boss Cuisinart Coleman Char-Broil Weber Own Now Owned in past Aware, never used Never heard of it 25 Source: Company information and Burshek Research & Consulting. Significant scope to increase market penetration due to relatively low brand awareness but high buying propensity FURTHER MARKET PENETRATION Building market awareness is critical to future growth 65 % of “aware” non - owners express very high buying propensity vs. only 23% of “unaware” non - owners

0.0 0.5 1.0 1.5 2.0 2019 2020 2021 0.0 0.2 0.4 0.6 0.8 2019 2020 2021 53% of consumers search Amazon first when purchasing products digitally 2 Blackstone users gather in larger numbers than comparable online communities Blackstone’s social following is growing at a rapid pace SCALE, MOMENTUM AND ENGAGEMENT Source: Dynata, Helium10, Rival IQ and Facebook. | (1) Rival IQ Follower Growth Combined for Twitter , Facebook, Instagram, YouTube and TikTok from August 5, 2019 to September 2, 2021; (2) ChannelAdvisor as cited in company blog conducted by Dynata, October 9, 2020; (3) Helium10 Data Estimated Monthly Amazon Search Volume for Blackstone, Blackstone Griddle, Traeger, Traeger Grill, Traeger Smoker, Weber and Weber Grill from August 28, 2020 to August 27, 2021; (4) Combined Top 10 organically created Facebook user group members per brand as of September 6, 2021. Blackstone is an enthusiast brand with highly engaged user communities 26 Search Volume Illustrates Potential Demand Strong Social Media Growth 1 Highly Active & Engaged Social Communities Amazon Searches 3 1,528,000 505,000 323,000 Organic User Group Members 4

Source: Company information, Weber S - 1 filing and Traeger S - 1 filing. | (1) Europe, Middle East and Africa; (2) Asia - Pacific. We believe that the griddle has greater international compatibility and consumer awareness than other outdoor cooking methods INTERNATIONAL EXPANSION 27 Griddling seen as natural method of cooking for large groups and entertainment Americas 58% EMEA 1 and APAC 2 42% North America 97% International 3% North America >99% International <1% North America ~75% International ~25% 2021E Target EMEA 1 APAC 2 Mexico South America

INTRODUCTION TO XIAMEN COWELL Source: Company information. | (1) Pro forma ownership (i) includes approximately 17.6 million RSUs expected to be awarded to Roger Dahle with annual cliff vesting over a 7 year period commencing on the third anniversary of the consummation of the proposed business combination, and (ii) assumes downside protection feature is not triggered, see p.39 for further details and assumptions. Long - standing relationship with key supplier 28 Fugang Fugang Facility Map

SUPPLY CHAIN EVOLUTION 29 2021 Future KEY ACTIONS We plan to further diversify our supplier base geographically, including further manufacturing in the U.S. Other Other KEY OBJECTIVES x Reduce supplier costs / increase margins x Reduce tariffs / geopolitical risk x Increase production capacity x Increase supplier diversification Source: Company information.

FOUNDER - LED MANAGEMENT TEAM Passionate management team that is invested in the Company’s long - term future ROGER DAHLE Founder & CEO MIKE MOSER Vice President, Operations PERRY JENSEN Vice President, Sales SCOTT STEVENSON Vice President, Marketing 30 JAMES MCCORMICK Chief Financial Officer Other Key Management Department Count Accounting and Finance 12 Administrative Services 3 Customer Service and HR 20 Executive 10 Information Technology 3 Operations 73 Research and Development 24 Sales and Marketing 34 Total 179 Full - time (165) and Part - time (14) Employees Source: Company information.

BLACKSTONE

SIGNIFICANT INDUSTRY, FINANCIAL & PUBLIC COMPANY BOARD EXPERIENCE



ROGER DAHLE

Founder & CEO of Blackstone Products

Has led Blackstone from founding to net revenue of over $400M. Previous positions include CEO of Cache Sales, VP of Sales for Icon Health & Fitness (now iFIT) and National Sales Manager for Johnson & Johnson.



BRADLEY JOHNSON

Significant leadership experience at prominent outdoor and retail companies

Previous positions include CFO & CAO at Recreational Equipment Inc. (REI), CFO at Cornerstone Brands, CFO & CAO at Lands' End and CFO, Controller & VP Operations at Wilsons The Leather Experts



FRED BECK

Over 30 years experience as a CFO

Former CFO & Treasurer at ICON Health & Fitness (now iFIT), leading the business from a domestic wholesale company to an international leader with approximately $700M revenue



DENISE GARNER

Significant experience in the consumer products industry, leading global R&D and innovation for a Fortune 500 company

More than a 25 year career at The Clorox Company. Currently Senior VP, Chief Innovation Officer. Past management positions across R&D, product supply and product commercialization and across various product categories.



JANET LAMKIN[1]

Extensive senior executive experience leading cross-functional teams

Senior VP, Market and Community Innovation at United Airlines. Previous positions include President, California at United Airlines, President, California at Bank of America and CEO at the California Bankers Association.



MIKE ACKRELL

Founder of Ackrell Capital

Chairman at Ackrell SPAC Partners I Co. Previous positions include Sr. Managing Director, U.S. Tech Investment Banking at ABN AMRO, Head of Investment Banking at WR Hambrecht+Co and Senior VP at Donaldson, Lufkin & Jenrette.



SHAWN LEE

President of Cowell Group

President of Cowell Group since 2015. Substantial supply chain experience and has led Cowell in significantly growing its production capacity for outdoor cooking products and fitness equipment. Board member of North Atlantic Imports, LLC.

Note: Expected Board of Directors to become effective at the closing of the proposed business combination. | (1) Janet Lamkin is the spouse of William Lamkin, a member of the Board of Directors of Ackrell SPAC Partners I Co.

31

3 FINANCIALS

BLACKSTONE

HISTORICAL FINANCIAL PROFILE

Proven track record of net revenue growth and cash generation, with a 72% net revenue CAGR 2016 – 2020

Net Revenue ($M) and % YoY Growth[1]


2016 – 2020 CAGR: 72%
$33
$67
$109
$153
$293
$455
2016
2017
2018
2019
2020
LTM[3]
92%
103%
62%
40%
92%

Gross Profit ($M) and % Margin[1]


2016 – 2020 CAGR: 65%
$8
$20
$11[2]
$25[2]
$60
$91
2016
2017
2018
2019
2020
LTM[3]
24%
29%
10%
17%
20%
20%

Adjusted EBITDA[4] ($M) and % Margin[1]


2016 – 2020 CAGR: 65%
$5
$11
($2)
$4
$33
$55
2016
2017
2018
2019
2020
LTM[3]
14%
16%
NM
3%
11%
12%

Free Cash Flow Conversion[1,4,5] (%)


97%
93%
Average[6]: 91%
NM
76%
98%
89%
2016
2017
2018
2019
2020
LTM[3]

Source: Company information. | (1) Except LTM, derived from the Company's financial statements audited pursuant to GAAP in accordance with private company audit standards. The Company is in process of completing an audit of its financial statements in accordance with PCAOB audit standards for its fiscal years ended December 31, 2018, 2019 and 2020; (2) Cost of goods sold in 2018 and 2019 includes approximately $9.6M and $3.7M, respectively, related to extraordinary supplier price increases implemented in Q1 2018. Cost of goods sold in 2019 also includes approximately $1.0M related to non-recurring freight fees; (3) As of November 30, 2021; (4) EBITDA and Adjusted EBITDA are non-GAAP metrics. Adjusted EBITDA is calculated as EBITDA adjusted for certain items, including non-cash compensation expense, fees related to customer account receivable finance programs and one-time or other non-recurring expenses (such as legal expenses and other fees and expenses related to the proposed business combination). These metrics are not meant as an alternative for net income (loss) or any other items calculated in accordance with GAAP. EBITDA and Adjusted EBITDA in 2018 and 2019 are not adjusted for approximately $9.6M and $3.7M, respectively, related to extraordinary supplier price increases implemented in Q1 2018. See p.56 for reconciliation from Net Income to Adjusted EBITDA; (5) Calculated as (Adjusted EBITDA – CapEx) / Adjusted EBITDA; (6) Excludes 2018.

33

$49 $87 $88 $69 $100 $139 $102 $117 Q1 Q2 Q3 Q4 Source: Company information. | Note: Fiscal year ended December of each respective year. (1) Total net revenue includes 2020 act ual and 2021 actual or budget as presented. Blackstone has demonstrated strong momentum in 2021 with net revenue up 62% year on year through November 30 th Limited sales seasonality as Blackstone griddles have extended the traditional outdoor cooking season STRONG MOMENTUM IN 2021 34 20% 30% 25% 25% % Total Net Revenue 1 : Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec - - - National Griddle Week Memorial Day Father’s Day 4 th of July - Labor Day - Black Friday Christmas 2020 Actual 2021 Actual 2021 Budget +105% +60% +16% +69 % YoY Growth:

$458 $608 $839 $1,168 2021E 2022E 2023E 2024E $92 $132 $208 $307 2021E 2022E 2023E 2024E $58 $81 $131 $196 2021E 2022E 2023E 2024E Net Revenue ($M) and % YoY Growth PROJECTED FINANCIAL PROFILE Source: Company information. | (1) EBITDA and Adjusted EBITDA are non - GAAP metrics. Adjusted EBITDA is calculated as EBITDA adjusted for certain items, including non - cash compensation expense, fees related to customer account recei vable finance programs and one - time or other non - recurring expenses (such as legal expenses and other fees and expenses related to the proposed business combination). These metrics are not meant as an alternative for net income (loss) or any other items calculated in accordance with GAAP. 35 56% 33% 38% 39% 20% 22% 25% 26% 13% 13% 16% 17% 2021E – 2024E CAGR: 37% Gross Profit ($M) and % Margin Adjusted EBITDA 1 ($M) and % Margin By 2024E, net revenue expected to be $1B + with adjusted EBITDA 1 approaching $200M 2021E – 2024E CAGR: 49% 2021E – 2024E CAGR: 50%

13% 13% 17% 8% 10% 12% 14% 16% 18% 2021E 2022E 2024E PATH TO MARGIN EXPANSION Source: Company information. | (1) EBITDA and Adjusted EBITDA are non - GAAP metrics. Adjusted EBITDA is calculated as EBITDA adjusted for certain items, including non - cash compensation expense, fees related to customer account recei vable finance programs and one - time or other non - recurring expenses (such as legal expenses and other fees and expenses related to the proposed business combination). These metrics are not meant as an alternative for net income (loss) or any other items calculated in accordance with GAAP. Adjusted EBITDA 1 margin expected to reach ~17% by 2024E 36 Adjusted EBITDA 1 Margin Evolution Gross Margin Expansion Operating Leverage

BLACKSTONE

THE BLACKSTONE OF TOMORROW

Vision to be a leading outdoor cooking company with a brand that resonates around the world

BLACKSTONE

	2021E	TARGET
Net Revenue ($M)	$458M	$2,000M+
Gross Margin (%)	20%	~35%
Adjusted EBITDA[1] Margin (%)	13%	~22%
International Sales (% of Net Revenue)	<1%	~25%
Direct-to-Consumer (% of Net Revenue)	<5%	~10%
Accessories & Consumables (% of Net Revenue)	25%	~30%
Total Cooking Units Sold per Year	2.5M	10M+
Average Revenue / Cooking Unit Sold	$139	$180+

Source: Company information. | (1) EBITDA and Adjusted EBITDA are non-GAAP metrics. Adjusted EBITDA is calculated as EBITDA adjusted for certain items, including non-cash compensation expense, fees related to customer account receivable finance programs and one-time or other non-recurring expenses (such as legal expenses and other fees and expenses related to the proposed business combination). These metrics are not meant as an alternative for net income (loss) or any other items calculated in accordance with GAAP.

37

BLACKSTONE

TRANSACTION OVERVIEW

Transaction Summary

- Expected pro forma equity value of $783M and enterprise value of $900M
  - Represents 11.1x 2022E adjusted EBITDA[1] of $81M
- ~$95M of net proceeds used to deliver cash to balance sheet
- Existing Blackstone shareholders will own 71% of the pro forma equity[2,3]
  - Roger Dahle to own 45%
  - Cowell to own 26%

Estimated Sources & Uses ($M)

Sources of Funds	
SPAC Cash in Trust	$139
PIPE Investment	31
Convertible Note	111
Total Proceeds Available	*281*
Blackstone SHs Rollover Equity	559
Other Equity Roll[4]	56
Total Sources	**$896**

Uses of Funds	
Cash to Cowell International	$150
Blackstone SHs Rollover Equity	559
Total Value to Blackstone SHs	*709*
Other Equity Roll[4]	56
Cash to Balance Sheet	95
Fees & Expenses	37
Total Uses	**$896**

Pro Forma Valuation[1] ($M, Except Per Share Data)

Pro Forma Shares Outstanding (M)	78.3
Illustrative Share Price	$10.00
Pro Forma Equity Value	**$783**
Estimated Cash on Balance Sheet at Closing	(95)
Estimated Debt on Balance Sheet at Closing	211
Implied Pro Forma Enterprise Value	**$900**
Pro Forma EV / 2022E Revenue	*1.5x*
Pro Forma EV / 2023E Revenue	*1.1x*
Pro Forma EV / 2022E Adjusted EBITDA	*11.1x*
Pro Forma EV / 2023E Adjusted EBITDA	*6.9x*
Total Debt / 2021E Adjusted EBITDA	*3.6x*
Net Debt / 2021E Adjusted EBITDA	*2.0x*

Illustrative Pro Forma Ownership at $10.00 per Share[2,3]



Public Shareholders 18%
Sponsor Founders & Others[4] 7%
PIPE 4%
Cowell 26%
Roger Dahle 45%
$783M
PF Equity Value

Source: Company information. | Note: Ackrell Capital, LLC ("Ackrell Capital") is acting as sellside advisor and Nomura Securities International, Inc. ("Nomura") is acting as buyside advisor in the proposed business combination. Nomura and Barclays Capital Inc. are acting as co-lead placement agents on the PIPE transaction. Michael K. Ackrell is the Chairman of Ackrell SPAC Partners I Co. and the founder and Chief Executive Officer of Ackrell Capital. Does not include warrants. Assumes no redemptions. Includes transfer of 0.267 million shares from the SPAC Sponsor and existing Blackstone shareholders to PIPE investors. Up to 2.464 million common shares (1.040 million shares from the SPAC Sponsor and 1.424 million shares from the shares being issued as merger consideration to Blackstone's existing shareholders) shall be held in escrow and used to provide a limited guarantee of the post-closing stock price to certain PIPE investors who sign an extended anti-hedging anti-shorting agreement and are still holding their shares at the end of the applicable guarantee period if the stock price is below $10.00 at such time (which we refer to as the "downside protection feature"). For the avoidance of doubt, no new shares will be issued, and such limited guarantee will cause no change to the Company's pro forma share count. Final amount of PIPE Investment and Convertible Note subject to change. (1) EBITDA and Adjusted EBITDA are non-GAAP metrics. Adjusted EBITDA is calculated as EBITDA adjusted for certain items, including non-cash compensation expense, fees related to customer account receivable finance programs and one-time or other non-recurring expenses (such as legal expenses and other fees and expenses related to the proposed business combination). These metrics are not meant as an alternative for net income (loss) or any other items calculated in accordance with GAAP; (2) Excludes option pool and warrants; (3) Pro forma ownership (i) includes approximately 17.6 million RSUs expected to be awarded to Roger Dahle with annual cliff vesting over a 7 year period commencing on the third anniversary of the consummation of the proposed business combination, and (ii) assumes downside protection feature is not triggered; (4) Includes Sponsor Founders, Private Units, Underwriter Rep Shares and Ackrell Capital Shares.

39

BLACKSTONE

PUBLIC COMPARABLES – VALUATION BENCHMARKING

EV / 2022E Adjusted EBITDA[1] (x)



Core Outdoor Cooking
Consumer Enthusiast Goods
BLACKSTONE DISCOUNT:
At IPO
Current
(37%) (28%)
(23%) (8%)
(18%) (16%)
n.m.²
(58%)
(51%)
(48%)
(47%)
(40%)
11.1x
17.6x 15.3x
14.4x 12.1x
13.5x 13.1x
n.m.²
26.3x
22.4x
21.2x
21.0x
18.5x
MEDIAN: 21.2x
BLACKSTONE
TRAEGER
weber
solo brands
PELOTON
lululemon
FOX
LOVESAC
THULE ³
YETI

EV / 2023E Adjusted EBITDA[1] (x)



Core Outdoor Cooking
Consumer Enthusiast Goods
BLACKSTONE DISCOUNT:
At IPO
Current
(46%) (32%)
(47%) (36%)
(39%) (38%)
(89%)
(69%)
(65%)
(64%)
(57%)
(51%)
6.9x
12.7x 10.0x
12.9x 10.8x
11.2x 11.0x
61.2x
22.4x
19.7x
19.2x
15.9x
14.0x
MEDIAN: 19.4x
BLACKSTONE
TRAEGER
weber
solo brands
PELOTON
lululemon
THULE ³
FOX
YETI
LOVESAC

Source: Company information and Factset as of December 17, 2021. | Note: Financials calendarized to December year end. (1) EBITDA and Adjusted EBITDA are non-GAAP metrics. Adjusted EBITDA for Blackstone is calculated as EBITDA adjusted for certain items, including non-cash compensation expense, fees related to customer account receivable finance programs and one-time or other non-recurring expenses (such as legal expenses and other fees and expenses related to the proposed business combination). These metrics are not meant as an alternative for net income (loss) or any other items calculated in accordance with GAAP; (2) Negative adjusted EBITDA in 2022E; (3) Capitalization and financials shown on an IFRS 16 basis.

40

16% 17% 17% 25% 4% 10% 22% 24% 26% 24% 13% 14% 16% 31% (3%) 8% 21% 23% 25% 25% 35% 24% 6% 34% 22% 24% 11% 15% 17% 5% 73% 46% 22% n.a . 87% 41% 31% 24% 24% 21% PUBLIC COMPARABLES – OPERATIONAL BENCHMARKING Source: Company information and Factset as of December 17, 2021. | Note : Financials calendarized to December year end. (1) EBITDA and Adjusted EBITDA are non - GAAP metrics. Adjusted EBITDA for Blackstone is calculated as EBITDA adjusted for certain items, including non - cash compensation expense, fees related to customer account receivable finance programs and one - time or other non - recurring expenses (such as legal expenses and other fees and expenses related to the proposed business combination). These metrics are not meant as an alternative for net income (loss) or any other items calculated in accordance with GAAP; (2) C apitalization and financials shown on an IFRS 16 basis. Net Revenue CAGR (%) 2019 – 2021E Net Revenue CAGR 2021E – 2023E Net Revenue CAGR 2021E Adjusted EBITDA 1 Margin Core Outdoor Cooking Consumer Enthusiast Goods 2023E Adjusted EBITDA 1 Margin MEDIAN: 16% Adjusted EBITDA 1 Margin (%) MEDIAN: 24% MEDIAN: 28% MEDIAN: 33% MEDIAN: 16% MEDIAN: 22% MEDIAN: 17% MEDIAN: 23% 2 41

SIGNIFICANT POTENTIAL UPSIDE BASED ON PEER VALUATIONS Source: Company information. | (1) EBITDA and Adjusted EBITDA are non - GAAP metrics. Adjusted EBITDA is calculated as EBITDA adjusted for certain items, including non - cash compensation expense, fees related to customer account recei vable finance programs and one - time or other non - recurring expenses (such as legal expenses and other fees and expenses related to the proposed business combination). These metrics are not meant as an alternative for net income (loss) or any other items calculated in accordance with GAAP. Implied Future EV Based on Peer Multiples ($M) Summary of Approach Sensitivity Analysis – 2023E Adjusted EBITDA 1 ($M) ▪ Applies an EV / Adjusted EBITDA 1 multiple of 13.5x to 21.0x to Blackstone 2023E a djusted EBITDA 1 to calculate an implied future enterprise value as of December 2022 ▪ Future enterprise value discounted back to December 2021 to estimate the present value ▪ Applied range of multiples is based on comparable company analysis Core Outdoor Cooking Peers Consumer Enthusiast Peers 42 71% Upside 122% Upside 1 66% Upside $900 $1,541 $1,998 $2,397 Initial Transaction Value (11.1x 2022E Adjusted EBITDA) PV of Future EV (13.5x) PV of Future EV (17.5x) PV of Future EV (21.0x) 2022E Adjusted EBITDA 1 $81 Transaction Multiple 11.1x Transaction Enterprise Value $900 2023E Adjusted EBITDA 1 $131 Illustrative Forward Multiple 13.5x Future Enterprise Value (@ Dec. '22) $1,772 % Total Return (Through Dec. '22) 97% Illustrative Discount Rate 15.0% PV of Future Enterprise Value (@ Dec. '21) $1,541 % Upside to Original Transaction 71%

01 Dominant Position in Rapidly Growing Griddle Category 02 Lifestyle Brand with Passionate and Engaged Consumer Community 03 Driver of New Product Development 04 Proven Go - to - Market Strategy 05 Strong Historical Financial Performance 06 Significant White Space for Growth 07 Founder - Led Management Team 44

6 APPENDIX A

BLACKSTONE

RISK CONSIDERATIONS

All references to the "Company," "we," "us" or "our" refer to the business of North Atlantic Imports, LLC d/b/a Blackstone Products. The risks presented below are certain of the general risks related to the business of the Company, and such list is not exhaustive. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition, results of operations or reputation. Our business could be harmed by any of these risks. The list below has been prepared solely for purposes of the private placement transaction, and solely for potential private placement investors, and not for any other purpose. You should carefully consider these risks and uncertainties, and should carry out your own diligence and consult with your own financial and legal advisors concerning the risks and suitability of an investment in this offering before making an investment decision. Risks relating to the business of the Company will be disclosed in future documents filed or furnished by the Company and/or Ackrell SPAC Partners I Co. ("Ackrell") with the United States Securities and Exchange Commission ("SEC"), including the documents filed or furnished in connection with the proposed transactions between the Company and Ackrell. The risks presented in such filings will be consistent with those that would be required for a public company in their SEC filings, including with respect to the business and securities of the Company and Ackrell and the proposed transactions between the Company and Ackrell, and may differ significantly from, and be more extensive than, those presented below.

Risks Related to Our Operations and Industry

- Our business depends on maintaining and strengthening our brand and our reputation as a producer of high-quality goods in order to maintain and generate ongoing demand for our products, and any harm to our brand or reputation could result in a significant reduction in such demand which could have a material adverse effect on our business, financial condition and results of operations.
- Our ability to understand consumer preferences and to timely identify, develop, manufacture, market and sell products that meet customer demand significantly affects our business.
- Our results of operations could be materially harmed if we are unable to accurately forecast demand for our products and manage product inventory in an effective and efficient manner.
- We may be unable to execute our business objectives and growth strategies successfully or sustain our growth and, as a result, this could have a material adverse effect on our operating results.
- Our growth depends, in part, on our continued penetration of the outdoor cooking market and expansion into additional markets, and we may not be successful in doing so.
- The outdoor cooking market is highly competitive, subject to pricing pressure and includes numerous other brands and retailers that offer a wide variety of competitive products; if we fail to compete effectively, we could lose our market position.
- If our trademarks and trade names are not adequately protected, maintained and enforced, we may not be able to build and maintain name recognition in our markets of interest and our competitive position may be harmed.
- Our business may fluctuate as a result of seasonality and changes in weather conditions.
- Our recent growth rates may not be sustainable or indicative of future growth and we expect our growth rate to slow.
- Although we experienced increased demand for our products during the COVID-19 pandemic, we also experienced interruptions to our supply chain, which negatively impacted our ability to meet this increased demand, and there can be no assurance that this increased demand will continue in the future.
- Our net sales and profitability depend on the level of consumer spending for our products, which is sensitive to general economic conditions and other factors that affect global markets; during a downturn in the economy, consumer purchases of discretionary items are affected, which could have a material adverse effect on our business, financial condition and results of operations.
- If we fail to cost-effectively attract new customers or retain our existing customers, we may not be able to increase sales.
- Our business could be adversely affected if we fail to maintain product quality and product performance at an acceptable cost.
- Our estimated addressable market is subject to inherent challenges and uncertainties. If we have overestimated the size of our addressable market, our future growth opportunities may be limited.
- We may engage in merger and acquisition activities, which could require significant management attention, disrupt our business, dilute stockholder value and adversely affect our results of operations.
- Increases in labor costs, potential labor disputes and work stoppages or an inability to hire skilled sales, manufacturing and other personnel could adversely affect our business.
- We rely on information technology systems to support our business operations. A significant disruption or breach of our technological infrastructure, or the technological infrastructure of our vendors or others with which we do business or rely on, could have a material adverse effect on our business, financial condition and results of operations. In addition, failure to maintain the security of proprietary, personal, sensitive or confidential information could damage our reputation and expose us to litigation.

46

BLACKSTONE

RISK CONSIDERATIONS – CONTINUED

Risks Related to the Manufacturing, Supply and Distribution of Our Products

- A significant portion of our sales are to large, multi-national retail partners. If these retail partners cease to carry our current products, choose not to carry new products that we develop or cease operations altogether, this could have a material adverse effect on our brand as well as our business, financial condition and results of operations. In addition, we depend on these retail partners to display and present our products to consumers, and our failure to maintain and further develop our relationships with our retail partners could harm our business.
- We are exposed to concentration risk of heavy reliance on our major supplier for the supply of our products, and any shortage of, or delay in, the supply may significantly impact our business and results of operations. We depend on suppliers, including single-source suppliers and, in a few cases, sole-source suppliers, to consistently supply us with finished goods, raw materials and components for our products, and any failure to procure such finished goods, raw materials and components could have a material adverse effect on our business, product inventories, sales and profit margins.
- If our independent suppliers and manufacturing partners do not comply with ethical business practices or with applicable laws and regulations, our reputation, business and results of operations could be harmed.
- Because we rely on foreign suppliers and we intend to sell products in foreign markets, we are susceptible to numerous international business risks that could increase our costs or disrupt the supply of our products.
- Fluctuations in the cost and availability of raw materials, equipment, labor and transportation could cause manufacturing delays or increase our costs.
- Product manufacturing disruptions, particularly at the facilities of our primary supplier, including as a result of catastrophic and other events beyond our control, could cause us to be unable to meet customer demand or increase our costs.
- Disruptions in our supply chain and other logistical factors affecting the distribution of our products could have a material adverse effect on our business.
- Insolvency, credit problems or other financial difficulties that could confront our customers and retail partners could expose us to financial risk.
- We are subject to risks related to online payment methods.
- Social media platforms present risks and challenges that could cause damage to our brand and reputation as well as to our results of operations.

Risks Related to Government Regulation, Litigation and Intellectual Property Matters

- We may be negatively impacted by litigation and other claims, including intellectual property, product liability or warranty claims, and health and safety concerns, including product recalls, any of which could negatively impact our sales and expose us to litigation.
- If we are unable to obtain, maintain and enforce intellectual property protection for our products or if the scope of our intellectual property protection is not sufficiently broad, others may be able to develop and commercialize products substantially similar to ours, and our ability to successfully commercialize our products may be compromised.
- We may become involved in lawsuits to protect or enforce our intellectual property rights, which could be expensive, time-consuming and unsuccessful.
- Sales of counterfeit versions of our products, as well as unauthorized sales of our products, may adversely affect our reputation, business, financial condition, results of operations and cash flows.
- Any claim of infringement, misappropriation or violation of another party's intellectual property rights could cause us to incur significant costs and to cease the commercialization of our products and services, which could have a material and adverse effect on our business, financial condition and results of operations.
- If we cannot license rights to use technologies on reasonable terms, we may not be able to commercialize new products in the future.
- We may not be able to enforce our intellectual property rights throughout the world.
- If we are unable to protect the confidentiality of our trade secrets, this could have a material adverse effect on our business, financial condition and results of operations.
- We may be subject to claims that our employees, consultants, advisors or independent contractors have wrongfully used or disclosed alleged trade secrets or other confidential information of their current or former employers or other third parties or claims asserting ownership of what we regard as our own intellectual property or proprietary rights.
- Some of our products and services contain open source software, which may pose particular risks to our proprietary software, products and services in a manner that could have a material and adverse effect on our business, financial condition and results of operations.
- Our proprietary software may not operate properly, which could damage our reputation, give rise to claims against us or divert application of our resources from other purposes, any of which could harm our business.
- If we fail to comply with our obligations under license or technology agreements with third parties, we may be required to pay damages and we could lose license rights that are critical to our business.
- We collect, store, process and use personal and payment information and other customer data, which subjects us to regulation and other legal obligations related to privacy, information security and data protection.
- If we fail to comply with anti-corruption or economic sanction regulations, we could be subject to substantial fines or other penalties.
- We are subject to environmental, health and safety and consumer product laws and regulations, which could subject us to liabilities, increase our costs or restrict our operations in the future.
- Climate change legislation, regulatory initiatives and litigation could result in increased operating costs or, in some instances, adversely impact demand for our products.

47

RISK CONSIDERATIONS – CONTINUED

General Risk Factors

- Our future success depends on the continuing efforts of our management team and key employees, and on our ability to attract and retain highly skilled personnel and senior management.
- We are subject to many hazards and operational risks that can disrupt our business, some of which may not be insured or fully covered by insurance.
- We have a significant stockholder, which may limit our ability to influence corporate matters and may give rise to conflicts of interest.
- Our business could be adversely affected by an accident, a safety incident or a workforce disruption.
- Provisions in certain of the agreements governing our financing arrangements may result in cross-triggers in the warrant agreement entered into between Ackrell and Continental Stock Transfer & Trust Company, including adjustments to the exercise price and redemption trigger price of the warrants that may discourage investments in our securities.

Risks Related to Newco and Newco Common Stock Following the Business Combination

- The Ackrell Charter and the Newco A/R Charter requires, to the fullest extent permitted by law, that derivative actions brought in Ackrell's or Newco's name, as applicable, against their respective directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, which may have the effect of discouraging lawsuits against Ackrell's or Newco's directors, officers, other employees or stockholders, as applicable.
- Newco will incur increased costs as a result of operating as a public company, and its management will devote substantial time to compliance with its public company responsibilities and corporate governance practices.
- Anti-takeover provisions contained in the Newco A/R Charter and the Newco A/R Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.
- Claims for indemnification by Newco's directors and officers may reduce Newco's available funds to satisfy successful third-party claims against Newco and may reduce the amount of money available to Newco.
- Future issuances of debt securities and equity securities may adversely affect us, including the market price of the Newco common stock and may be dilutive to existing stockholders.
- An active market for Newco's securities may not develop, which would adversely affect the liquidity and price of Newco's securities.
- Future sales, or the perception of future sales, by Newco or its stockholders in the public market following the Business Combination could cause the market price for Newco common stock to decline.
- Newco's failure to meet the continued listing requirements of Nasdaq could result in a delisting of its securities.
- Newco will qualify as an "emerging growth company" as well as a smaller reporting company within the meaning of the Securities Act, and if Newco takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make Newco's securities less attractive to investors and may make it more difficult to compare Newco's performance with other public companies.
- Transfers of Newco's securities utilizing Rule 144 of the Securities Act may be limited as a result of the Transaction involving a shell company, other than a business combination related shell company.

Risks Relating to Newco's Capital Requirements and Capital Structure

- Newco's Convertible Notes to be issued and outstanding after consummation of the Business Combination may have a material adverse effect on Newco's financial results, result in the dilution of Newco's stockholders and create downward pressure on the price of Newco common stock.
- Newco may not have the ability to raise the funds necessary to repurchase the Convertible Notes upon a fundamental change or repay the Convertible Notes in cash at their maturity, and Newco's future debt may contain limitations on our ability to pay cash upon conversion, redemption or repurchase of the Convertible Notes.
- Subject to the significant restrictions in Newco's current debt agreements, Newco may still incur substantially more debt or take other actions that would diminish Newco's ability to make payments on the Convertible Notes when due.
- Newco's significant level of indebtedness could limit cash flow available for its operations, adversely affect its financial health and prevent it from fulfilling its obligations under the debt agreements.
- Newco's Convertible Notes are subordinated to Newco's senior indebtedness, including its ABL revolver and term loan.
- The documents governing Newco's indebtedness, including the Convertible Notes, contain restrictive covenants that could have a material adverse effect on our business operations by limiting Newco's flexibility.
- To service Newco's indebtedness, it will require a significant amount of cash, and if it is unable to meet its debt obligations through the cash flow generated by its operations, or, if necessary, future borrowing, Newco may not be able to make payments on its indebtedness.

48

49 RISK CONSIDERATIONS – CONTINUED Risks Relating to Ackrell, the Business Combination and Redemption ▪ The Sponsor, directors and officers of Ackrell have conflicts of interest in determining to pursue the business combination w ith the Company, since certain of their interests, and certain interests of their affiliates and associates, are different from o r in addition to (and which may conflict with) the interests of Ackrell’s stockholders. ▪ If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the mar ket price of Newco’s securities may decline. ▪ Since Ackrell’s Sponsor, officers, directors and their respective affiliates will lose their entire investment in Ackrell if the Business Combination is not completed, they may have had a conflict of interest in identifying and selecting the Company for Ac krell’s initial business combination in order to close the Business Combination. ▪ The ability to execute Newco’s strategic plan could be negatively impacted to the extent a significant number of stockholders ch oose to redeem their subunits in connection with the Business Combination .

6 APPENDIX B

51 Source: Lowe’s press release dated October 12, 2021. “… Blackstone, Mechanix Wear, Stanley Black & Decker and Spyder were recognized as innovation partners of the year in the hardlines category.” Blackstone has been named one of the innovation partners of the year by Lowe’s BRAND RECOGNITION

52 Source: Company information. | (1) EBITDA and Adjusted EBITDA are non - GAAP metrics. These metrics are not meant as an alternative for net income (loss) or any othe r items calculated in accordance with GAAP. Significant beat expected to prior 2021E forecast based on continued strong demand and increased supply UPDATED FORECAST $422 $47 Net Revenue Adjusted EBITDA Prior Forecast as of Sept. 2021 Current Forecast $458 $58 Net Revenue Adjusted EBITDA $580 $75 Net Revenue Adjusted EBITDA $608 $81 Net Revenue Adjusted EBITDA 11.0% 12.9% 12.7% 13.3% ($ in millions) 2021E Budget 2022E Forecast 8.5% 24.9% 4.8% 8.1% % Increase vs. Prior Forecast

$20 $29 $40 Nov. 2020 Actual Nov. 2021 Budget Nov. 2021 Actual 53 Source: Company information . Blackstone’s net revenue in November came in significantly higher than budget and last year’s results NOVEMBER NET REVENUE SNAPSHOT + 97% +35%

54 Source: Company information. | (1) EBITDA and Adjusted EBITDA are non - GAAP metrics. These metrics are not meant as an alternative for net income (loss) or any othe r items calculated in accordance with GAAP. Blackstone meaningfully outperformed its prior year results for November – and recorded its highest Adjusted EBITDA 1 month ever NOVEMBER FINANCIAL SNAPSHOT ($ in millions, unaudited) 2021 2020 Amount % Net Revenue $40 $20 $19 97% $455 Gross Profit $11 $2 $9 392% $91 Gross Margin 28.3% 11.3% 20.1% Adjusted EBITDA 1 $9 ($0) $9 NM $55 Adjusted EBITDA Margin 1 21.8% (0.8%) 12.0% Month Ended Nov. 30, YoY Increase LTM as of Nov. 30, 2021

55 Source: Company information. | Note: The Company files federal and state income tax returns as a Limited Liability Company where by the tax attributes of income, gains, losses, deductions and credits are passed through to the Company’s members in proportion to their individual capital accounts. As such, no provision for income taxes or deferred income taxes are presente d i n the historical financials ; LTM financials include 2020 audit adjustments. (1) EBITDA and Adjusted EBITDA are non - GAAP metrics. These metrics are not meant as an alternative for net income (loss) or any other items calculated in accordance with GA AP; (2) Includes legal and professional services fees related to the proposed business combination. NOVEMBER ADJUSTED EBITDA RECONCILIATION ($ in '000s, unaudited) 2021 2020 Net Income $7,601 ($1,280) $50,570 Net Interest Expense 752 148 1,658 Depreciation and Amortization 99 40 1,013 EBITDA 1 $8,452 ($1,092) $53,242 Adjustments: Business Transformation Fees 2 124 18 1,939 One-Time Termination Cost - - 225 Non-Operating (Income)/Expenses 44 919 (647) Adjusted EBITDA 1 $8,620 ($155) $54,758 Adjusted EBITDA Margin 1 21.8% (0.8%) 12.0% Month Ended Nov. 30, LTM as of Nov. 30, 2021

BLACKSTONE

HISTORICAL ADJUSTED EBITDA RECONCILIATION

($ in 000s)	2016	2017	2018	2019	2020	LTM[1]
Net Income[2]	**$4,481**	**$10,800**	**($3,936)**	**$1,075**	**$31,038**	**$50,570**
Net Interest Expense	-	106	956	1,404	1,577	1,658
Depreciation and Amortization	47	67	197	358	727	1,013
EBITDA[3]	**$4,528**	**$10,972**	**($2,783)**	**$2,836**	**$33,341**	**$53,242**
Adjustments:						
Business Transformation Fees[4]	-	-	-	-	398	1,939
One-Time Termination Cost	-	-	-	-	225	225
Non-Recurring Legal Expenses	-	42	394	-	-	-
Non-Operating (Income)/Expenses	(0)	(2)	(74)	134	(568)	(647)
Non-Recurring Freight Fees	-	-	-	1,039	-	-
Adjusted EBITDA[3,5]	**$4,528**	**$11,012**	**($2,463)**	**$4,009**	**$33,395**	**$54,758**
Adjusted EBITDA Margin[3]	*13.7%*	*16.4%*	*NM*	*2.6%*	*11.4%*	*12.0%*
CapEx	(127)	(763)	(457)	(944)	(723)	(5,843)
Free Cash Flow	**$4,401**	**$10,249**	**($2,921)**	**$3,065**	**$32,673**	**$48,916**
Free Cash Flow Conversion[6]	*97%*	*93%*	*NM*	*76%*	*98%*	*89%*

Source: Company information. | Note: The Company files federal and state income tax returns as a Limited Liability Company whereby the tax attributes of income, gains, losses, deductions and credits are passed through to the Company's members in proportion to their individual capital accounts. As such, no provision for income taxes or deferred income taxes are presented in the historical financials. (1) As of November 30, 2021, includes 2020 audit adjustments; (2) Except LTM, derived from the Company's financial statements audited pursuant to GAAP in accordance with private company audit standards. The Company is in process of completing an audit of its financial statements in accordance with PCAOB audit standards for its fiscal years ended December 31, 2018, 2019 and 2020; (3) EBITDA and Adjusted EBITDA are non-GAAP metrics. These metrics are not meant as an alternative for net income (loss) or any other items calculated in accordance with GAAP; (4) Includes legal and professional services fees related to the proposed business combination; (5) EBITDA and Adjusted EBITDA in 2018 and 2019 are not adjusted for approximately $9.6M and $3.7M, respectively, related to extraordinary supplier price increases implemented in Q1 2018; (6) Calculated as (Adjusted EBITDA – CapEx) / Adjusted EBITDA.

56

$17 $23 $43 $384 $422 Oct. 2020 Actual Oct. 2021 Budget Oct. 2021 Actual YTD Oct. 2021 Actual 2021 Full Year Budget 57 Source: Company information. | Note: (1) Budget as of November 14, 2021. Blackstone’s net revenue in October came in significantly higher than budget and last year’s results OCTOBER NET REVENUE SNAPSHOT +148% +85% (1)

58 Source: Company information. | (1) EBITDA and Adjusted EBITDA are non - GAAP metrics. These metrics are not meant as an alternative for net income (loss) or any othe r items calculated in accordance with GAAP. Blackstone meaningfully outperformed its prior year results for October OCTOBER FINANCIAL SNAPSHOT ($ in millions, unaudited) 2021 2020 Amount % Net Revenue $43 $17 $26 148% $436 Gross Profit $9 $4 $5 131% $82 Gross Margin 20.3% 21.8% 18.9% Adjusted EBITDA 1 $6 $1 $4 314% $46 Adjusted EBITDA Margin 1 13.2% 7.9% 10.6% Month Ended Oct. 31, YoY Increase LTM as of Oct. 31, 2021

59 Source: Company information. | Note: The Company files federal and state income tax returns as a Limited Liability Company where by the tax attributes of income, gains, losses, deductions and credits are passed through to the Company’s members in proportion to their individual capital accounts. As such, no provision for income taxes or deferred income taxes are presente d i n the historical financials ; LTM financials include 2020 audit adjustments . (1) EBITDA and Adjusted EBITDA are non - GAAP metrics. These metrics are not meant as an alternative for net income (loss) or any other items calculated in accordance with GA AP; (2) Includes legal and professional services fees related to the proposed business combination. OCTOBER ADJUSTED EBITDA RECONCILIATION ($ in '000s, unaudited) 2021 2020 Net Income $4,633 $1,758 $41,690 Net Interest Expense 403 127 1,054 Depreciation and Amortization 75 (17) 954 EBITDA 1 $5,111 $1,867 $43,698 Adjustments: Business Transformation Fees 2 511 29 1,833 One-Time Termination Cost - - 225 Non-Operating (Income)/Expenses 24 (533) 228 Adjusted EBITDA 1 $5,646 $1,363 $45,983 Adjusted EBITDA Margin 1 13.2% 7.9% 10.6% Month Ended Oct. 31, LTM as of Oct. 31, 2021

60 Source: Company information. | Note : Fiscal year ends December 31, 2021. (1) Unaudited; (2) Budget as of October 18, 2021. Blackstone’s net revenue in Q3 came in higher than budget Q3 NET REVENUE SNAPSHOT $100 $83 $422 $100 $139 $102 Q1 Q2 Q3 Q4 2021B Actual Budget (1) (1) (1,2) (2) (2)

61 Source: Company information. | (1) EBITDA and Adjusted EBITDA are non - GAAP metrics. These metrics are not meant as an alternative for net income (loss) or any othe r items calculated in accordance with GAAP. Blackstone meaningfully outperformed its prior year results for the respective 9 month period Q3 FINANCIAL SNAPSHOT ($ in millions, unaudited) 2021 2020 Amount % Net Revenue $341 $224 $117 52% $410 Gross Profit $66 $48 $18 36% $78 Gross Margin 19.3% 21.6% 18.9% Adjusted EBITDA 1 $40 $31 $8 27% $42 Adjusted EBITDA Margin 1 11.6% 14.0% 10.2% Nine Months Ended Sept. 30, YoY Increase LTM as of Sept. 30, 2021

62 Source: Company information. | Note: The Company files federal and state income tax returns as a Limited Liability Company where by the tax attributes of income, gains, losses, deductions and credits are passed through to the Company’s members in proportion to their individual capital accounts. As such, no provision for income taxes or deferred income taxes are presente d i n the historical financials; LTM financials include 2020 audit adjustments. (1) EBITDA and Adjusted EBITDA are non - GAAP metrics. These metrics are not meant as an alternative for net income (loss) or any other items calculated in accordance with GA AP; (2) Includes legal and professional services fees related to the proposed business combination. Q3 ADJUSTED EBITDA RECONCILIATION ($ in '000s, unaudited) 2021 2020 Net Income $38,776 $30,999 $38,815 Net Interest Expense 386 1,184 778 Depreciation and Amortization 523 388 861 EBITDA1 $39,684 $32,571 $40,454 Adjustments: Business Transformation Fees2 1,192 239 1,350 One-Time Termination Cost - - 225 Non-Operating (Income)/Expenses (1,271) (1,510) (329) Adjusted EBITDA1 $39,605 $31,300 $41,700 Adjusted EBITDA Margin1 11.6% 14.0% 10.2% Nine Months Ended Sept. 30, LTM as of Sept. 30, 2021

BLACKSTONE

Q3 RESULTS VS. TRAEGER

($ in '000)

Income Statement	Blackstone					Traeger			
	Three Months Ended September 30,					Three Months Ended September 30,			
	2020	2021	Increase / (Decrease)	% Change		2020	2021	Increase / (Decrease)	% Change
Revenue	$87,504	$101,722	$14,218	16%	A	$145,071	$162,018	$16,947	12%
Cost of revenue	69,020	82,147	13,127	19%		79,294	107,696	28,402	36%
Gross Profit	**$18,484**	**$19,575**	**$1,091**	**6%**	B	**$65,777**	**$54,322**	**($11,455)**	**(17%)**
Gross Margin (%)	*21%*	*19%*	*(188bps)*			*45%*	*34%*	*(1,181bps)*	
Sales and marketing	$2,777	$3,079	$302	11%	C	$26,635	$48,519	$21,884	82%
General and administrative[1]	3,737	5,991	2,254	60%	D	17,327	75,824	58,497	338%
Amortization of intangible assets	-	-	-	-		8,135	8,889	-	-
Change in fair value of contingent consideration	-	-	-	-		-	2,900	-	-
Total operating expense	6,514	9,070	2,556	39%		52,097	136,132	84,035	161%
Income from operations	**$11,970**	**$10,505**	**($1,465)**	**(12%)**		**$13,680**	**($81,810)**	**($95,490)**	**(698%)**
Interest expense	(420)	(92)	328	(78%)		(8,061)	(5,704)	2,357	(29%)
Loss on extinguishment of debt	-	-	-	-		-	(3,228)	-	-
Other income (expense)	37	838	801	2,151%		2,647	(426)	(3,073)	(116%)
Total other expense, net	(383)	746	1,129	(295%)		(5,414)	(9,358)	(3,944)	73%
Income (loss) before provision for income taxes	**$11,587**	**$11,251**	**($336)**	**(3%)**		**$8,266**	**($91,168)**	**($99,434)**	**(1,203%)**
Provision for income taxes	-	-	-	-		150	(1,983)	-	-
Net income (loss)	**$11,587**	**$11,251**	**($336)**	**(3%)**		**$8,116**	**($89,185)**	**($97,301)**	**(1,199%)**
Net Income Margin (%)	*13%*	*11%*	*(218bps)*			*6%*	*(55%)*	*(6,064bps)*	
Net income (loss)	**$11,587**	**$11,251**	**($336)**	**(3%)**		**$8,116**	**($89,185)**	**($97,301)**	**(1,199%)**
Adjusted to exclude the following:									
Business transformation fees	152	1,106	955	629%		-	-	-	-
Provision for income taxes	-	-	-	-		150	(1,983)	(2,133)	(1,422%)
Other (income) expense	(37)	(838)	(801)	2,151%		(2,324)	3,977	6,301	(271%)
Interest expense	420	92	(328)	(78%)		8,061	5,704	(2,357)	(29%)
Depreciation and amortization	117	211	93	79%		10,446	13,076	2,630	25%
Equity-based compensation	-	-	-	-		9,806	59,210	49,404	504%
Non-routine start-up costs	-	-	-	-		-	2,883	2,883	-
Offering related expenses[2]	-	-	-	-		104	6,544	6,440	6,192%
Change in fair value of contingent consideration	-	-	-	-		-	2,900	2,900	-
Other adjustment items	-	-	-	-		-	972	972	
Adjusted EBITDA[3]	**$12,239**	**$11,822**	**($417)**	**(3%)**		**$34,359**	**$4,098**	**($30,261)**	**(88%)**
Adjusted EBITDA Margin (%)	*14%*	*12%*	*(236bps)*			*24%*	*3%*	*(2,115bps)*	

Traeger Summary

- **A** 12% net revenue growth driven by:
  - Grills: +4%, with higher average selling price (shift in mix) partially offset by lower unit volumes
  - Consumables: (12%)
  - Accessories: +182%, driven by MEATER acquisition
- **B** Gross Margin declined by $11M (17%) driven by increased freight rates / logistics costs, FX movements, increased commodity costs, and amortization of acquired intangibles
  - Also pressured by equity-based compensation expense and write-off of inventory due to adverse weather event at a wood pellet facility
- **C** Sales and marketing expense increased by $22M (82%) driven by higher equity-based compensation of $10M
  - Additionally, advertising costs increased combined with higher personnel-related expenses associated with an increase in headcount in our marketing, customer experience, and sales functions
- **D** G&A increased by $58M (338%) driven by higher equity based compensation of $37M, increased professional services fees related to 3rd party costs incurred for non-routine start-up costs, and higher personnel-related expenses associated with investments to build a team to support growth

Source: Company information, Traeger, Inc. 10-Q. | Note: Financials are unaudited. (1) Includes R&D for Blackstone; (2) Includes non-routine legal expenses, non-routine acquisition expenses, and offering related expenses. (3) EBITDA and Adjusted EBITDA are non-GAAP metrics. These metrics are not meant as an alternative for net income (loss) or any other items calculated in accordance with GAAP.

63

64 DRIVERS OF MARGIN EXPANSION Source: Company information. | (1) EBITDA and Adjusted EBITDA are non - GAAP metrics. Adjusted EBITDA is calculated as EBITDA adjusted for certain items, including non - cash compensation expense, fees related to customer account receivable finance programs and one - time or other non - recurring expenses (such as legal expenses and other fees and expenses related to the proposed business combin ation). These metrics are not meant as an alternative for net income (loss) or any other items calculated in accordance with GAA P. 20% 26% 6% 1% (0%) (1%) 2021E Gross Margin Product Costs Ocean Freight Costs Tariffs Storage, Duty, Warehouse and Other Costs 2024E Gross Margin 13% 17% 6% 1% (3%) (1%) 2021E Adj. EBITDA Margin Gross Margin General & Administrative Sales & Marketing Research & Development 2024E Adj. EBITDA Margin

65 Blackstone successfully completed a debt financing with Wells Fargo and White Oak on October 15, 2021 SUCCESSFUL COMPLETION OF DEBT FINANCING ABL Revolver + Term Loan Borrower North Atlantic Imports, LLC (d/b/a Blackstone Products) ABL Revolver Agent / Lender Wells Fargo Term Loan Agent / Lender White Oak Global Advisors, LLC Collateral ABL Priority Collateral : A perfected first priority interest in Cash, A/R, and Inventory Term Loan Priority Collateral : A perfected first priority interest in all non - ABL Priority Collateral ABL Revolver Facility $50,000,000 (the “ Maximum Revolver Amount ” ) Term Loan Facility $75,000,000 of initial term loan facilities plus $20,000,000 of uncommitted incremental facilities Tenor 5 Years ABL Revolver Drawn Pricing LIBOR + 161.5 – 211.5bps grid based on average availability Term Loan Drawn Pricing LIBOR + 750bps LIBOR Floor ABL Revolver : 0% Term Loan : 50bps Unused Line Fee 25 – 37.5bps; grid based on average revolver usage

66 SUCCESSFUL COMPLETION OF DEBT FINANCING – CONTINUED ABL Revolver + Term Loan Prepayment Penalty ABL Revolver : None Term Loan : 3% in year 1; 2% in year 2; 1% in year 3; none thereafter. Subject to 12 month yield maintenance Revolver Borrowing Base The sum of: (i) 85% of eligible A/R, plus (ii) Lesser of (a) 70% of LCM of eligible finished goods inventory and (b) 85% of appraised net orderly liquidation value (“NOLV”) of eligible finished goods inventory, plus (iii) Least of (a) $3,000,000, (b) 70% of LCM of eligible in - transit inventory, and (c) 85% of appraised NOLV of eligible in - transit i nventory; less (iv) Applicable reserves Amortization ABL Revolver : N/A Term Loan : 10% per annum with payments quarterly Excess Cash Flow Sweep ABL Revolver : N/A Term Loan : 50% with step - downs to 25% if leverage thresholds are below 1.0x for the fiscal year Collateral Reporting Monthly, springing to weekly reporting should excess availability fall below the greater of (a) 12.5% of the Maximum Revolver Am ount and (b) $6,250,000 Financial Reporting Customary for financings of this type; i ncluding (i) monthly financial reports (30 days after month - end or 45 days after quarter end), (ii) annual audited financials (120 days after end of fiscal year), and (iii) annual projections Financial Covenants ABL Revolver : Springing minimum Fixed Charge Coverage Ratio of 1.0x should excess availability fall below the greater of (a) 10% of the M axi mum Revolver Amount and (b) $5,000,000 Term Loan : Maximum Total Leverage Ratio; Minimum Fixed Charge Coverage Ratio; and Minimum Liquid Assets Test Closing Fees ABL Revolver : $250,000 Term Loan : 200bps

BLACKSTONE

EQUITY VALUE & OWNERSHIP EVOLUTION


$821M
Roger Dahle
15%
North Atlantic BVI (Cowell)
85%
$721M
Roger Dahle
50%
RSUs
North Atlantic BVI (Cowell)
50%
$783M
4%
7%
18%
45%
RSUs
26%
PIPE
Sponsor Founders & Others [1]
Public Shareholders
Roger Dahle
North Atlantic BVI (Cowell)
Current
Pre-Business Combination [2]
Post-Business Combination [2,3]

1 Current Ownership

- Cowell acquired 51% stake in Blackstone in 2015, and subsequently increased this to 85% in 2018

2 Pre-Business Combination

- Blackstone closed a $100M debt financing
- $100M in cash expected to be distributed to Cowell (distribution subject to completion of business combination)
- Roger Dahle currently expected to be awarded approximately 17.6M RSUs, subject to vesting

3 Post-Business Combination

- Equity inflows:
  - $139M cash from SPAC public shareholders
  - $31M net cash from PIPE
  - $44M Sponsor Founders and Other Equity rollover
- Equity outflows:
  - $150M cash distribution to Cowell

Note: Assumes no redemptions, and a $10.00 stock price per share. Includes transfer of 0.267 million shares from the SPAC Sponsor and existing Blackstone shareholders to PIPE investors. Up to 2.464 million common shares (1.040 million shares from the SPAC Sponsor and 1.424 million shares from the shares being issued as merger consideration to Blackstone's existing shareholders) shall be held in escrow and used to provide a limited guarantee of the post-closing stock price to certain PIPE investors who sign an extended anti-hedging anti-shorting agreement and are still holding their shares at the end of the applicable guarantee period if the stock price is below $10.00 at such time (which we refer to as the "downside protection feature"). For the avoidance of doubt, no new shares will be issued, and such limited guarantee will cause no change to the Company's pro forma share count. | (1) Includes Sponsor Founders, Private Units, Underwriter Rep Shares and Ackrell Capital Shares; (2) Includes approximately 17.6 million RSUs expected to be awarded to Roger Dahle with annual cliff vesting over a 7 year period commencing on the third anniversary of the consummation of the proposed business combination; (3) Excludes option pool and warrants, and assumes downside protection feature is not triggered.

67

68 ILLUSTRATIVE PRO FORMA FULLY - DILUTED CAP TABLE Note: Assumes no redemptions, and a $10.00 stock price per share. Includes transfer of 0.267 million shares from the SPAC Sponsor and existing Blackstone shareholders to PIPE investors. Up 2.464 million common shares ( 1.0 40 million shares from the SPAC Sponsor and 1.424 million shares from the shares being issued as merger consideration to Blackstone’s existing shareholders ) shall be held in escrow and used to provide a limited guarantee of the post - closing stock price to certain PIPE investors who si gn an extended anti - hedging anti - shorting agreement and are still holding their shares at the end of the applicable guarantee period if the stock pr ice is below $10.00 at such time (which we refer to as the “downside protection feature”). For the avoidance of doubt, no new sh ares will be issued, and such limited guarantee will cause no change to the Company’s pro forma share count . Assumes downside protection feature is not triggered and no conversion of convertible notes. | (1) Roger Dahle is expected to receive approximately 17.6 million RSUs with annual cliff vesting over a 7 year period commencing on the third anniversary of the consummation of the proposed busine ss combination; (2) Each public shareholder unit consists of one subunit (consisting of one share of common stock and one - half of a warrant) and one - half of a warrant that is forfeited upon redemption of the subunit. (Millions of shares) Shareholder Shares RSUs 1 Total % of Total Warrants Roger Dahle 17.647 17.647 35.294 45% - North Atlantic BVI (Cowell) 20.351 - 20.351 26% - PIPE 3.333 - 3.333 4% 1.533 Public Shareholders 13.800 - 13.800 18% 13.800 Sponsor Founders & Others 5.545 - 5.545 7% 1.039 TOTAL 60.676 17.647 78.323 100% 16.372 Option Pool Available for Grant Post-Business Combination 13.822 - 13.822 TOTAL 74.498 17.647 92.145